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                                                                    Exhibit 23.1

                               CONSENT OF KPMG LLP

The Board of Directors
FMC Technologies, Inc.:

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-62996, 333-76210, 333-76214, and 333-76216) of FMC
Technologies, Inc. of our report dated January 27, 2003, relating to the consolidated balance sheets of FMC Technologies, Inc. and consolidated subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, cash flows, and changes in stockholders' equity for each of the years in the three-year period ended December 31, 2002, which report is incorporated by reference in the December 31, 2002 annual report on Form 10-K of FMC Technologies, Inc. Our report contains an explanatory paragraph that describes the Company's adoption of Statement of Financial Accounting Standard No. 142 as of January 1, 2002.


/s/ KPMG LLP

Chicago, Illinois
March 25, 2003